Exhibit 99.1

Lifeloc Reports Second Quarter 2023 Results

WHEAT RIDGE, Colo., August 4, 2023 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the quarter ended June 30, 2023.

Second Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.280 million in the second quarter of 2023, resulting in a quarterly net profit of $55 thousand, or $0.02 per diluted share. These results compare to net revenue of $2.180 million and quarterly net loss of $(202) thousand, or $(0.08) per diluted share in the second quarter of 2022. Revenue for the quarter increased 5% versus the second quarter last year, as demand continued to recover from the impact of the COVID-19 global pandemic and the government ordered shutdowns. Six-month net revenues of $4.445 million and a net profit of $1 thousand, or $0.00 per diluted share, compared to net revenue of $4.341 million and a net loss of $(346) thousand, or $(0.14) per diluted share, for the same six months of 2022. Total gross margin in the second quarter improved to 45.7% versus 30.4% for the same quarter last year. For the first six months of 2023 gross margin was 44.5% versus 34.7% for the same period last year.

Margin improvement was the biggest difference over last year, resulting from a combination of price increases, lower depreciation, and reduced inefficiencies because of fewer supply constraints this year. The margin improvement along with a small sales increase was sufficient to offset the rising research and development investment for SpinDx and still result in a profitable second quarter and a breakeven first half of the year 2023.

We believe our product line-up is strong. The new platforms LX9 and LT7 have features and performance that have driven market penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. We expect that most L-series sales will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain favored in many law enforcement and international organizations. The workplace Phoenix® 6.0 BT and EV30 models have been gaining market share. And our Easycal® automated calibration station builds important protection around our brand with the only automated calibration available for portable breath alcohol testers.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as "Lab on a Disk," to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace testing to get a rapid and quantitative measure for a panel of drugs of abuse, beginning with a device that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva. Testing has commenced to validate the SpinDx technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data are validating the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. With our research and development work, we continue to improve our technology’s robustness and convenience of operation. The release of our SpinDx saliva testing system for beta testing is expected this year and is projected to result in commercialization in 2024. We expect to accelerate development on combining our LX9 breathalyzer with the THC SpinDx detection unit, to produce our roadside marijuana breathalyzer system.

“In the second quarter we experienced a loosening of supply chain constraints as well as healthy demand. As a result, a portion of our production backlog was satisfied this quarter with some carryover into the third quarter. We are optimistic that supply will no longer be a significant constraint to our normal order flow,” commented Dr. Wayne Willkomm, President and CEO. “Keeping product flowing is critical to funding our biggest opportunity, which is pushing the SpinDx product platform across the finish line to commercialization. We anticipate that our research and development expenses will continue to rise in this final push.

Charles Gonzales, Research and Development Manager, added, “We have moved into the next critical phase of the SpinDx product development cycle, now developing our custom microfluidic disk with the first targeted drug being cannabis. We have also added tests for cocaine and amphetamines and have initiated work to detect fentanyl for our subsequent drug panel. The project is maintaining good momentum. We continue with validation testing utilizing actual human samples obtained through the Colorado School of Public Health at the University of Colorado Anschutz, with results to date confirming SpinDx performance.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, performance, expectations about new and existing products, market demand, economic conditions, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Condensed Balance Sheets

ASSETS

	June 30, 2023 (Unaudited)	December 31, 2022
CURRENT ASSETS:
Cash	$1,913,499	$2,352,754
Accounts receivable, net	762,670	627,919
Inventories, net	2,904,064	2,732,463
Employee retention credit receivable	—	107,575
Prepaid expenses and other	207,778	58,203
Total current assets	5,788,011	5,878,914

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,162,803	1,147,992
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	480,684	480,684
Less accumulated depreciation	(3,199,561)	(3,072,961)
Total property and equipment, net	2,135,450	2,247,239

OTHER ASSETS:
Patents, net	67,747	69,679
Deposits and other	500	500
Deferred taxes	320,376	321,429
Total other assets	388,623	391,608

Total assets	$8,312,084	$8,517,761

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$329,839	$413,957
Term loan payable, current portion	50,652	50,028
Customer deposits	174,967	201,031
Accrued expenses	290,942	344,944
Deferred revenue, current portion	63,676	80,222
Reserve for warranty expense	46,500	46,500
Total current liabilities	956,576	1,136,682

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,195,158	1,219,677

DEFERRED REVENUE, net of current portion	3,782	6,191
Total liabilities	2,155,516	2,362,550

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,668,014	4,668,014
Retained earnings	1,488,554	1,487,197
Total stockholders' equity	6,156,568	6,155,211

Total liabilities and stockholders' equity	$8,312,084	$8,517,761

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,
REVENUES:	2023	2022
Product sales	$2,246,407	$2,144,813
Royalties	10,150	12,572
Rental income	23,789	22,639
Total	2,280,346	2,180,024

COST OF SALES	1,237,902	1,516,389

GROSS PROFIT	1,042,444	663,635

OPERATING EXPENSES:
Research and development	395,781	352,910
Sales and marketing	300,075	276,669
General and administrative	284,116	293,421
Total	979,972	923,000

OPERATING INCOME (LOSS)	62,472	(259,365)

OTHER INCOME (EXPENSE):
Interest income	19,200	1,190
Interest expense	(10,290)	(10,817)
Total	8,910	(9,627)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	71,382	(268,992)

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	(16,237)	67,462

NET INCOME (LOSS)	$55,145	$(201,530)

NET INCOME (LOSS) PER SHARE, BASIC	$0.02	$(0.08)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.02	$(0.08)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Unaudited)

	Six Months Ended June 30,
REVENUES:	2023	2022
Product sales	$4,379,766	$4,256,570
Royalties	18,356	39,212
Rental income	46,778	44,878
Total	4,444,900	4,340,660

COST OF SALES	2,467,029	2,835,136

GROSS PROFIT	1,977,871	1,505,524

OPERATING EXPENSES:
Research and development	792,547	742,934
Sales and marketing	587,958	553,306
General and administrative	603,131	646,254
Total	1,983,636	1,942,494

OPERATING LOSS	(5,765)	(436,970)

OTHER INCOME (EXPENSE):
Interest income	29,000	1,622
Interest expense	(20,825)	(21,727)
Total	8,175	(20,105)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	2,410	(457,075)

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	(1,053)	111,037

NET INCOME (LOSS)	$1,357	$(346,038)

NET INCOME (LOSS) PER SHARE, BASIC	$—	$(0.14)

NET INCOME (LOSS) PER SHARE, DILUTED	$—	$(0.14)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Stockholders' Equity (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Total stockholders' equity, beginning balances	$6,101,423	$6,466,460	$6,155,211	$6,593,766

Common stock (no shares issued during periods):
Beginning balances	4,668,014	4,668,014	4,668,014	4,650,812
Stock based compensation expense related
to stock options	—	—	—	17,202
Ending balances	4,668,014	4,668,014	4,668,014	4,668,014

Retained earnings:
Beginning balances	1,433,409	1,798,446	1,487,197	1,942,954
Net income (loss)	55,145	(201,530)	1,357	(346,038)
Ending balances	1,488,554	1,596,916	1,488,554	1,596,916

Total stockholders' equity, ending balances	$6,156,568	$6,264,930	$6,156,568	$6,264,930

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows

	Six Months Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2023	2022
Net income (loss)	$1,357	$(346,038)
Adjustments to reconcile net income to net cash provided from operating activities-
Depreciation and amortization	132,088	267,455
Provision for inventory obsolescence, net change	—	94,578
Deferred taxes, net change	1,053	(111,037)
Stock based compensation expense related to stock options	—	17,202
Changes in operating assets and liabilities-
Accounts receivable	(134,751)	(173,583)
Inventories	(171,601)	273,224
Employee retention credit and income taxes receivable	107,575	—
Prepaid expenses and other	(149,575)	(67,884)
Accounts payable	(84,118)	(146,322)
Customer deposits	(26,064)	276
Accrued expenses	(54,002)	(58,337)
Deferred revenue	(18,955)	(3,990)
Net cash used in operating activities	(396,993)	(254,456)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(14,811)	(40,753)
Patent filing expense	(1,404)	—
Net cash used in investing activities	(16,215)	(40,753)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Principal payments made on term loan	(26,047)	(25,144)
Net cash used in financing activities	(26,047)	(25,144)

NET DECREASE IN CASH	(439,255)	(320,353)

CASH, BEGINNING OF PERIOD	2,352,754	2,571,668

CASH, END OF PERIOD	$1,913,499	$2,251,315

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$18,673	$19,575